Exhibit 10.17

MANUFACTURE AND SUPPLY AGREEMENT

This Manufacture and Supply Agreement is made and entered into as of the 15 day of February, 2009 (the "Effective Date"), by and between Enzymotec Ltd., an Israeli company (“Enzymotec”) and PUNJAB Chemicals and Corp Protection Ltd., an Indian company (“Manufacturer”). Enzymotec and Manufacturer are sometimes herein referred to individually as a “party” and collectively the “parties”.

RECITALS

WHEREAS, Enzymotec is the developer and owner of products and processes in the field of dietary and food supplements; and

WHEREAS, Manufacturer manufactures ingredients for pharmaceuticals markets; and

WHEREAS, Enzymotec desires to appoint Manufacturer as the non-exclusive manufacturer of the Products (as defined below) and Manufacturer desires to manufacture the Products for Enzymotec and its Affiliates, all subject to the terms and conditions of this Agreement; and

WHEREAS, the parties wish to set forth their understandings regarding the manufacture and supply of the Product(s).

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

AGREEMENT

1.	DEFINITIONS.

As used herein, the following capitalized terms will have the meanings provided below and capitalized terms used in any Exhibit hereto will have the meanings provided therein for purposes of this Agreement.

1.1.	"Affiliate" means with respect to any entity or person, any other entity or person controlling, controlled by or under common control with such entity or person. For purposes of this definition, “control” will mean the authority or power to direct the management and policies of any entity or person, and “controlling” and “controlled” will be interpreted accordingly.

1.2.	"Confidential Information” means any proprietary information of either party hereto, designated as confidential at the time of disclosure or of a confidential nature, including but not limited to, all business methods, business documents, trade lists, supplier lists, intellectual property, patent applications, engineering drawings, inventions, trade secrets, apparatus, costs, designs, formulation, know how, compounds, components, chemical formulations, production process, compositions, IPR and Information; information related to the Products; and information of a business and commercial nature, such as financial and marketing information, trademarks and designs disclosed in any form or medium whatsoever. The Product and the production process of the Product are the Confidential Information of Enzymotec. Confidential Information will not include information which: (a) is in, or enters, the public domain other than due to a breach of this Agreement; (b) was known to the receiving party prior to the disclosure thereof with no obligations of confidentiality to the disclosing party; (c) developed independently by the receiving party outside the scope of this Agreement and without any use of the Confidential Information; (d) is legally transmitted or disclosed to the receiving party by a third party which owes no obligation of confidentiality to the disclosing party; or (e) is required to be disclosed under applicable law.

1.3.	"Information” means drawings, specifications, samples, models, processes, procedures, instructions, technology, applied development engineering data, reports, inventions, know-how and trade secrets and all other technical or commercial information, data and documents of any kind whatsoever, but excluding any IPRs to which such Information relates.

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

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1.4.	"Intellectual Property Rights” ("IPRs") means patents (including reissues, divisions, continuations, continuation in part, and extensions thereof), utility models, and registered and unregistered designs including mask works and mask rights, copyrights and any other form of protection afforded by law to inventions, models, designs or technical Information, trademarks, service marks logos and applications therefore.

1.5.	"Product(s)" means the product or products described in Exhibit A, attached hereto and any additional product added from time to time into this Agreement by way of an amendment to Exhibit A.

1.6.	“Main Raw Material” means the raw material as set forth in Exhibit B, attached hereto used in the production of the Products.

2.	MANUFACTURING RIGHTS

2.1.	Grant of Global Manufacturing Rights. Manufacturer hereby agrees to manufacture, package, ship and sell to Enzymotec, Enzymotec's Affiliates and/or to third parties designated by Enzymotec (together, the "Designated Recipients") and Enzymotec hereby agrees to buy from Manufacturer, during the term of this Agreement, the Product on the terms and conditions set out in this Agreement.

2.2.	Establish of Manufacturing Lines. Manufacturer undertakes to establish and operate no later than February 1, 2010 and at its own costs and expenses the additional manufacturing lines for the Product as described in Exhibit C, attached hereto, including all the equipment and tooling necessary for the manufacture, assembly and testing of the Product at its facilities (the "Manufacturing Lines"). The expanded plant including all Manufacturing Lines will be used solely and exclusively in the manufacture of the Products for Enzymotec and its Designated Recipients and will be able to process in the manufacture of the Products no less that 400 metric ton of the Main Raw Material per year (including extraction and acetone washes according to Exhibit F). Manufacturer will not offer tours or viewing of the manufacturing of Enzymotec’s Products to persons other than Enzymotec employees or designated representatives. Manufacturer will put security procedures in place to limit access to areas manufacturing Enzymotec's Products.

2.3.	Production Procedures and Quality Control. Manufacturer undertakes that the Products will be manufactured according to Enzymotec express instructions, quality assurance guidelines, the Manufacturer quality assurance standards and all reasonable and applicable standards and practices including veterinary approval from competent authority. Implementation of any change in the production procedures must be approved by Enzymotec in advance.

2.4.	Inspections. In addition and without derogating from Section above, during the term of this Agreement, Manufacturer will permit Enzymotec's and any of its Designated Recipients' representatives to visit Manufacturer's manufacturing facilities, upon reasonable notice in order that the representatives may observe the progress of the manufacture and remain informed as to that status of the tasks and obligations herein, and examine and inspect the manufacturing facilities, the personnel conducting and performing the manufacture and all information, data and work product relating to the Products and this Agreement. The representatives will agree to abide by Manufacturer's security and other reasonable instructions. For the avoidance of doubt, it is clarified, that this inspection will not impose or be interpreted to impose any liability or responsibility whatsoever on Enzymotec or the Designated Recipients in respect of the manufacturing and the supply process and the performance of Manufacturer's tasks and obligations herein.

2.5.	Assistance During Regulatory Process. Manufacturer will support and assist Enzymotec (and will have its sub-contractors support and assist Enzymotec) during Enzymotec’s efforts to obtain regulatory clearance and audits for the Products as reasonably required or requested by Enzymotec, including by providing documentation required for submittal to regulatory authorities (such as device master file containing such information or data specified by any regulatory authority) and by providing access to its facilities, premises and personnel in connection with inspection conducted by the respective regulatory authority.

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2.6.	Compliance with Laws and Regulations. Manufacturer will, and will be solely responsible to, at its sole cost and expense, obtain and maintain in full force and effect any and all approvals, consents, licenses, authorizations, declarations, filings, registrations and the like from and with any governmental agency, body, or like authority as may be necessary or appropriate for performing its obligations herein.

2.7.	Subcontractors and Suppliers. Manufacturer may not subcontract any portion of the manufacturing of the Product without the prior written approval of Enzymotec. Furthermore, Manufacturer will purchase the raw materials solely from suppliers approved in writing by Enzymotec.

3.	ORDERING AND SUPPLY TERMS

3.1.	Ordering, Process, and Invoicing . The Ordering process and invoicing is set forth in Exhibit D, attached hereto. The parties will comply with the terms and conditions of Exhibit D in placing orders and issuing invoices under this Agreement

3.1.1.        Shipment. Manufacturer's shipments will conform to the delivery schedules and delivery address on each applicable Purchase Order, unless otherwise approved by Enzymotec in writing prior to shipment. Manufacturer will accept and deliver all Purchase Orders within the timeframe specified in the relevant Purchase Order.

3.1.2.        Late Shipment. If Manufacturer is unable to meet its committed shipment dates, then, without derogating from any other right or remedy available to Enzymotec and notwithstanding Section 3.3 below, Manufacturer will ship the Products on an expedited basis at its own cost.

3.2.	Documentation, Packing, and Marking.

3.2.1.        Manufacturer is responsible for preparing all required documents for export from its facilities (if and to the extent that the Product is to be exported). This may include, but is not limited to, the Proforma Invoice, Commercial Invoice, packing list, Certificate of Origin, veterinary approval by competent authority and other documents required to export from Manufacturer manufacturing facilities.

3.2.2.        Manufacturer further agrees to furnish Enzymotec with any information required to confirm that the Products and Manufacturer comply with all applicable laws and safety standards. In the event Manufacturer becomes aware of any information, which reasonably supports a conclusion that a defect may exist in any Product, and such defect could cause death or bodily injury to any person or property damage (a "Hazard"), Manufacturer will promptly notify Enzymotec of such Hazard, specifying, in reasonable detail, the causes of such Hazard, as well as proposed ways (if any) to address such hazard.

3.2.3.        Unless expressly provided otherwise in writing by Enzymotec, all quantities of the Products will be properly prepared and packed for export shipment in a manner acceptable to Enzymotec in accordance with carrier regulations and applicable law. All quantities of the Product will be properly prepared and packed, so to prevent damage or deterioration during handling, shipment, and indoor storage according to Enzymotec specific instructions (such as type of packing material etc.).

3.2.4.        Each unit container (individual part, box or other innermost package) and each shipping container (shipping box, crate, or other outermost package) in each shipment will be marked in English in accordance with Enzymotec' written instructions.

3.2.5.        The No. 1 shipping container in each shipment will contain one copy in English of (1) a packing list listing the contents of the entire shipment; and (2) any test reports agreed upon by the parties.

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3.2.6.        Prior to exportation, one copy of the required commercial invoice will be enclosed in a waterproof envelope or wrapper, clearly marked "Commercial Invoice," securely attached to the outside of the No. 1 shipping container in each shipment. An electronic copy of the commercial invoice will be sent to Enzymotec on the day of shipment. In cases where Enzymotec desires to have the Products shipped directly to a customer of Enzymotec, both parties will mutually agree on the documentation to be provided with the shipment.

3.3.	Freight Charges and Incoterms 2000. Freight charges to be borne according to the Incoterms 2000 definition of FCA per Manufacturer manufacturing facility. Where Enzymotec pays freight, Manufacturer will utilize Enzymotec’s preferred freight forwarder and/or carriers or assume responsibility for excess charges. Title to and risk of loss of the Product will pass to Enzymotec upon transfer to Enzymotec's designated carrier or freight forwarder.

4.	PRICES AND PAYMENT TERMS

4.1.	Enzymotec will pay Manufacturer for the production of the Products under this Agreement the Toll Processing price as set forth in Exhibit F, attached hereto (which includes, among others, maintenance, depreciation, manpower and energy). The Toll Processing Price is the sole and exclusive consideration payable to Manufacturer under this Agreement. Enzymotec will reimburse Manufacturer all other costs and expenses incurred in the production of the Product as they are set forth in the Cost Sheet attached hereto as Exhibit E and at the prices set froth therein. Exhibit E will be updated by the parties from time to time in case the cost and expenses of the items set forth therein reduces or increases.

4.2.	Manufacturer will invoice Enzymotec for the Toll Processing price and payments in accordance with the terms and conditions of Exhibit D, attached hereto.

4.3.	Enzymotec will pay Manufacturer on the Effective Date an advance payment of US$[***], (the "Advance"). The advance will be credited against future payments to Manufacturer for the Product as set forth in section 4.4 below.

4.4.	Beginning on December 31, 2010 and during the term of this Agreement, Manufacturer will provide Enzymotec once per calendar quarter with a credit of US$[***], until the entire amount of the Advance is used by Enzymotec. Notwithstanding the foregoing, upon termination of this Agreement for any reason whatsoever the entire balance of the Advance will become due and payable by Manufacturer.

4.5.	To secure the complete repayment of the Advance to Enzymotec, Enzymotec will have a first priority lien on the entire equipment and tooling relating to the Manufacturing Lines. This lien will be removed only upon the use of the entire Advance by Enzymotec and only after the written confirmation by Enzymotec that the entire amount of the Advance has been repaid to it.

4.6.	Payment terms of invoices issued by Manufacturer before March 31, 2010 will be 15 days from receipt of the shipment of the Products by Enzymotec. Invoices issued after April 1st, 2010 will be paid within 30 days from receipt of the shipment of the Products by Enzymotec.

4.7.	Except as expressly provided otherwise herein, Manufacturer will pay all taxes, duties, and/or other compulsory payments related to the manufacturing and delivery of the Product as per this Agreement. Influence of future possible changes in taxes duties, and/or other compulsory payments related to the manufacturing and delivery of the Product will be discussed between Enzymotec and manufacturer in good faith.

5.	PRODUCT WARRANTIES

5.1. Manufacturer warrants that the Products are and will be free from any defects and damages. Manufacture will be liable and responsible for any Product whose quality is damaged or that is defective due to any of the foregoing: (i) Manufacturer failure to comply with Enzymotec's express instructions, (ii) Manufacturer's negligence; or (iii) Manufacturer's failure to comply with reasonable manufacturing standards and practices. In each of these cases, Manufacturer will bear the total cost of production of the damaged or defective product and will not be paid for the production of such product or be reimbursed for the costs and expenses incurred in producing this defective or damaged product. These costs include the entire raw materials costs, solvent costs, toll processing cost, shipment cost and any other direct or indirect cost that was paid by either side.

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

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5.2. Product Storage. Each Party will properly store the Product under conditions that will not adversely affect the quality or normal shelf life thereof.

6.	INTELLECTUAL PROPERTY RIGHTS

Enzymotec is the owner of all Information and IPR in and that relate to the Product, including the Product specifications, process of producing the Product, trade secrets, know how and other proprietary rights in connection with the Product and of any Information and IPR developed pursuant to and during the term of the this Agreement. Manufacturer will not make any changes in the Product and/or manufacturing process and will not use the Product and/or the manufacturing process for anything except the manufacture of the Product for Enzymotec pursuant to the terms and conditions of this Agreement. Manufacturer hereby assigns, and will assign to Enzymotec, all of its IPR and know how related to the products and developed during the period of developing and supplying the products to Enzymotec and all in accordance to the terms and conditions of this Agreement.

Without derogating from the foregoing, Manufacturer represents and warrants that as of the Effective Date there is no IPR owned or controlled by Manufacturer that is relevant or necessary for the manufacture and/or use of the Product by Enzymotec. Should such IPR be developed, Manufacturer will notify Enzymotec in writing and upon Enzymotec’s request and for reasonable consideration to be negotiated between the parties in good faith, Manufacturer will grant Enzymotec a worldwide, non-exclusive, transferable and sub-licensable rights and license under any of these Manufacturer’s IPR relevant or necessary for the manufacture and/or use of the Product.

7.	GENERAL WARRANTIES, INSURANCE AND INDEMNIFICATION.

7.1. General Warranties. Manufacturer hereby represents and warrants to Enzymotec that: (a) Manufacturer has and will have full right and authority to enter into this Agreement and to fulfill its obligations set forth herein and is not in any way limited or restricted by any rights of any other person; (b) to Manufacturer’s knowledge, Manufacturer’s performance under this Agreement does not contravene or infringe any rights of any other person including without limitation any contractual, intellectual or industrial property, privacy or confidentiality rights; and (c) Manufacturer will maintain, at its sole expense, all necessary business licenses, permits, consents, releases and authorizations to carry on its business and to perform its obligations hereunder.

7.2. Enzymotec Indemnification. Enzymotec will, at its own expense, defend any suit instituted against Manufacturer and indemnify Manufacturer for amounts finally awarded against Manufacturer by a court of competent jurisdiction in any legal suit brought against Manufacturer by a third party, based on a claim that the Product infringes such third party’s IPRs. Such obligation is subject to: (i) Manufacturer promptly notifying Enzymotec in writing of any such claim; (ii) Manufacturer furnishing to Enzymotec all necessary information available to Manufacturer for such defense, and providing reasonable assistance to Enzymotec at Manufacturer’s expense; (iii) Enzymotec having sole and exclusive control of the defense and/or settlement of such suit, claim, appeals or proceeding, as the case may be; provided, however, that Enzymotec will not admit any fault and/or liability on Manufacturer’s behalf, and/or consent to any injunctive order against Manufacturer, without Manufacturer’s prior written consent or take any actions to defame Manufacturer; and (iv) Manufacturer not admitting any such claim and/or making any payments with respect to such claim without the prior written consent of Enzymotec.

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7.3. Exclusions. Notwithstanding the foregoing, Enzymotec will not be required to defend and/or indemnify Manufacturer as aforesaid, where the alleged infringement of a third party's IPRs is: (a) due to the use of specific raw materials by Manufacturer; or (b) due to the manufacturing methods employed by Manufacturer; or (c) due to the deviation of Manufacturer from the express instructions of Enzymotec; or (d) due to Manufacturer’s breach of any and all of its own warranties under this Agreement; or (d) due to negligence or failure to comply with reasonable manufacturing standards and practices; or (f) a breach of IPRs in which Manufacturer or its Affiliates has any direct or indirect interest by license or otherwise (all of the exceptions set forth in paragraphs (a)-(f) above will be collectively referred to as the "Exculpating Circumstances").

7.4. Manufacturer Indemnification. Manufacturer, at its own expense, will defend any suit instituted against Enzymotec and indemnify Enzymotec for amounts finally awarded against Enzymotec by a court of competent jurisdiction in any legal suit brought against Enzymotec by a third party, based on any and all of the Exculpating Circumstances. Such obligation is subject to: (i) Enzymotec promptly notifying Manufacturer in writing of any such claim; (ii) Enzymotec furnishing to Manufacturer all necessary information available to Enzymotec for such defense, and providing reasonable assistance to Manufacturer; (iii) Manufacturer having sole and exclusive control of the defense and/or settlement of such suit, claim, appeals or proceeding, as the case may be; provided, however, that Manufacturer will not admit any fault and/or liability on Enzymotec’ behalf and/or consent to any injunctive order on behalf of Enzymotec without Enzymotec’s prior written consent, or take any actions to defame Enzymotec; and (iv) Enzymotec not admitting any such claim and/or making any payments with respect to such claim without the prior written consent of Manufacturer.

7.5. Costs. Either party (for the purposes of this Section 7.5 - the "Indemnifying Party") will indemnify the other party (for the purposes of this Section 7.5 - the "Indemnified Party") for costs (including legal costs) reasonably incurred by such party in order to defend itself against any third party claim or allegation which give rise to its rights to indemnification pursuant to Section 7.2 or 7.4 above (as applicable). Such indemnification may be made prior to the conclusion of legal proceeding in this regard, provided that the Indemnified Party will return to the Indemnifying Party any payments so made, if it is subsequently found that such infringement is due to causes attributable to the Indemnified Party solely or materially. Should the Indemnified Party be indemnified or otherwise compensated by a third party (including the party initiating the claim or raising the allegations) for such costs actually incurred by the Indemnifying Party, then the Indemnified Party will, after such third party's indemnification, refund to the Indemnifying Party the amount which exceeds the Indemnified Party’s actual costs following such indemnification or other compensation.

7.6. Insurance. Manufacturer will procure and maintain insurance, including general liability insurance covering property damages and bodily injuries, including loss or damages to the Manufacturing Lines, Products and Raw Materials in Manufacturer's facilities at any point in time, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies commercializing products of similar nature that present similar liability risks. It is understood that such insurance will not be construed to create a limit of Manufacturer’s liability with respect to its any of its obligations hereunder, including without limitation its indemnification and compensation obligations under this Agreement.. Manufacturer will provide Enzymotec with written evidence of such insurance (including without limitation financial information that describes the amounts available under such insurance) upon request.

8.	CONFIDENTIALITY AND NON-COMPETITION

8.1.	Confidentiality.

8.1.1.	Each party (for the purpose of this Section 8, the “Receiving Party”) will keep in confidence the Confidential Information that it receives from the other party (for the purpose of this Section 8, the “Disclosing Party”). The Receiving Party agrees not to reproduce or disclose the Confidential Information to any third party, or to use the Confidential Information for any purpose, except for the purposes of this Agreement and/or as explicitly authorized by the Disclosing Party.

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8.1.2.	The Receiving Party agrees to restrict the access to the Confidential Information to employees or agents who have a need to know in order to fulfill their obligations under this Agreement. The Receiving Party further agrees to instruct its employees having access to the Confidential Information of the Receiving Party’s confidentiality obligations. The Receiving Party agrees to hold the Disclosing Party’s Confidential Information in confidence and to protect it with the same degree of care used in protecting its own Confidential Information, but no less then a reasonable degree of care.

8.1.3.	Without derogating from the foregoing, Manufacturer will not directly approach any of Enzymotec's customers or engage in any commercial discussions on behalf of Enzymotec concerning the Enzymotec's Products (and/or any competing products) without Enzymotec’s prior written approval

8.2. Non Compete. At any time during the term of this Agreement and for a period of three (3) years after the termination, Manufacturer will not, (i) on its own (whether directly or indirectly, including, without limitation, through an Affiliate) or under contract with a third party, develop, produce or sell a product substantially similar to the Product (such as any lipids from marine source, any lecithin, etc)for any third party without prior written consent from Enzymotec; or (ii) use Enzymotec's technology and processes to initiate commercial activities for products which are substantially similar to Enzymotec's Product without receiving prior expressed written consent from Enzymotec.

8.3. Survival. Except to the extent that any of the subsection of this Section 8 expressly provides otherwise, the obligations under this section 8 will survive termination of this Agreement for five (5) years.

9.	THE RELATIONSHIP BETWEEN THE PARTIES

9.1. Except as expressly set forth herein, nothing contained herein may be construed as limiting, to any extent, a party's discretion with regard to the utilization of its property.

9.2. Nothing contained in this Agreement will be considered or construed as creating a partnership or joint venture or the relationship of principal and agent, or of employer and employee between the parties, and neither party will have the right, power or authority to obligate or bind the other in any manner whatsoever, except as expressly stated herein or otherwise agreed in writing.

10.	LIMITATION ON LIABILITY

TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND EXCEPT WITH RESPECT TO (i) MANUFACTURER’S OBLIGATION TO REPAIR, REPLACE OR GRANT A REFUND OR CREDIT WITH RESPECT TO DEFECTIVE PRODUCT; AND (ii) EITHER PARTY’S OBLIGATIONS PURSUANT TO SECTIONS 5 AND 8 OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, OR THE FURNISHING, PERFORMANCE OR USE OF ANY PRODUCTS, GOODS OR SERVICES SOLD PURSUANT HERETO, WHETHER DUE TO A BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, .

11.	TERM AND TERMINATION

11.1.        Term. Unless earlier terminated as provided herein, this Agreement will commence on the Effective Date and will continue for six (6) years (the "Initial Term”). After the Initial Term and unless terminated earlier as provided herein, this Agreement will automatically renew for additional 12 month periods each.

11.2.        Termination by Enzymotec. Enzymotec will have the right to terminate this Agreement at any time and for any reason upon 90-day prior written notice to Manufacturer. In addition, in case of any safety problem, Enzymotec will have the right to terminate this Agreement immediately.

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11.3.        Termination for Cause. Either party may terminate this Agreement and/or suspend or cancel any further work and shipments of the Product, effective upon written notice to the other party stating such party's intention to terminate, if the other party: (i) ceases to function as a going concern or to conduct operations in the normal course of business; (ii) has a petition filed by or against it under any bankruptcy or insolvency law which petition has not been dismissed or set aside within sixty (60) days of its filing; or (iii) fails to perform any of its material obligations under this Agreement in any material respect so as to be in default hereunder and fails to cure such default within thirty (30) days after written notice of such default, unless such default is of a type that it cannot reasonably be expected to be cured within such thirty (30) day period, in which event the defaulting party will have not more than ninety (90) days to cure such default, provided such party is diligently prosecuting the cure of such default.

11.4.        Duties upon Termination. Upon expiration or termination of this Agreement: (i) the entire balance of the Advance will become due and payable by Manufacturer; (ii) all other amounts owing will be accelerated and will become immediately due and payable; (iii) each party will return or destroy the Confidential Information of the other party; and (iv) Manufacturer will return to Enzymotec, at its expense, any amount of Main Raw Material not yet used in the manufacture of the Product. Enzymotec will have the right to set-off any outstanding amount due to it by Manufacturer from any other amount owed by it to Manufacturer under this Agreement and under any other agreement existing between the parties.

11.5.        Alternative Manufacturing Source. Upon termination or expiration of this Agreement, the parties may mutually agree to arrange for Manufacturer to assist and reasonably cooperate with Enzymotec in moving the manufacture of the Product to an alternative source under the terms and conditions to be mutually agreed between the parties, provided that Enzymotec pays Manufacturer all reasonable expenses and costs relating to providing such assistance to Enzymotec in the amount to be specified by Manufacturer at Manufacturer’s sole discretion prior to providing any assistance to Enzymotec.

11.6.        Survival. Sections 1, 5, 8, 9, 10, 11.4, 11.6 and 12 of this Agreement, and such other provisions of this Agreement as may be necessary to give meaning to such Sections (but only to the extent necessary to give such meaning), will survive expiration or earlier termination of this Agreement and remain in effect in accordance with their respective terms.

12.	MISCELLANEOUS

12.1.        Governing Law. THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL NOT BE GOVERNED BY THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS, AS AMENDED OR REPLACED; RATHER, SUCH RIGHTS AND OBLIGATIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ISRAEL, WITHOUT REFERENCE TO CONFLICT OF LAWS RULES AND IN THE ENGLISH LANGUAGE.

12.2.        Jurisdiction. The courts in Haifa, Israel will have the exclusive jurisdiction over all matters arising under this Agreement.

12.3.        Notices. Any notice, communication or statement relating to this Agreement will be in writing and deemed effective upon delivery in person, by verified facsimile transmission, by internationally-recognized overnight delivery service that provides confirmation of receipt, or by registered or certified mail, postage prepaid, return receipt requested, to the address of the respective party below:

To Enzymotec at:	To Manufacturer at:

P.O.Box 6, Migdal HaEmeq	S.C.O. 417-418, Sector 35-C
Israel, 23106	Chandigarh – 160022, India

Attention: Yossi Ohana	Attention: Jain Parkash
Facsimile: +972-74-7177001	Facsimile: +91-172-2603621

With a copy to:

Pearl Cohen Zedek Latzer LLP
5 Shenkar Street
Heerzelia 46733, Israel
Attention: Hili Blum, Esq.
Facsimile: +972-9-9728001

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12.4.        Modification; Amendment. No modification of, extension to, or amendment to, this Agreement will be effective unless in writing signed by both parties. This Agreement will not be supplemented or modified by any course of dealing, course of performance or other trade usage.

12.5.        Assignment; Successors and Assigns. Neither party will assign any of its rights and obligations hereunder, except as provided herein, without the prior written consent of the other party. This Agreement will be binding upon and inure to the benefit of each party’s successors and permitted assigns. Notwithstanding the aforesaid, Enzymotec may assign or otherwise transfer rights and obligations hereunder to an Affiliate of Enzymotec or as part of a transaction resulting in a change of control of Enzymotec, and/or all or substantially all of the assets of Enzymotec related to the subject matter of this Agreement are sold, transferred and/or assigned to a third party.

12.6.        Waiver. Any waiver of any kind by a party of a breach of this Agreement must be in writing, will be effective only to the extent set forth in such writing and will not operate or be construed as a waiver of any subsequent breach. Any delay or omission in exercising any right, power or remedy pursuant to a breach or default by a party will not impair any right, power or remedy which either party may have with respect to a future breach or default.

12.7.        Severability. If it is determined by a court of competent jurisdiction as part of a final nonappealable ruling, government action or binding arbitration, that any provision of this Agreement (or part thereof) is invalid, illegal, or otherwise unenforceable in any jurisdiction, such provision will be enforced in such jurisdiction as nearly as possible in accordance with the stated intention of the parties, while the remainder of this Agreement will remain in full force and effect and bind the parties according to its terms, and any such determination will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent any provision (or part thereof) cannot be enforced in accordance with the stated intentions of the parties, such provision (or part thereof) will be deemed not to be a part of this Agreement; provided that in such event the parties will use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

12.8.        Headings. All section headings herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections to which they refer.

12.9.        Integration. This Agreement, together with Exhibits A through F, all of which are incorporated herein by this reference, (collectively, the “Transaction Documents”) sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and merges and supersedes all prior understandings (whether written, verbal or implied) with respect thereto. The parties agree that the terms and conditions of this Transaction Documents will prevail, notwithstanding any contrary or additional terms in any of the parties’ preprinted documents, unless explicitly agreed to in writing by both parties.

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12.10.          Construction. This Agreement is the product of negotiation between the parties and their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and conditions and without any strict construction in favor of either party. Any ambiguity will not be interpreted against the drafting party other than in accordance with the foregoing principles.

12.11.          Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be a duplicate original, but which, taken together, will be deemed to constitute a single instrument.

12.12.          List of Exhibits:

Exhibit A – The Product

Exhibit B – Main Raw Materials

Exhibit C – Manufacturing Lines

Exhibit D – Ordering Process and Invoicing

Exhibit E – Cost Sheet

Exhibit F – Toll Processing Prices

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

ENZYMOTEC LTD.		PUNJAB Chemicals and Corp Protection Ltd.

By:	/s/ Ariel Katz	By:	/s/ Avtar Singh
Name:	Ariel Katz	Name:	Avtar Singh
Title:	CEO	Title:	Director (Operation & Business Development)

By:	/s/ Yossi Ohana
Name:	Yossi Ohana
Title:	Controller

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Exhibit A – The Products

The Product – Marine Oil

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Exhibit B – Main Raw Materials

The Raw Material for the Marine Oil is: Krill Meal.

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Exhibit C – Manufacturing Lines

EQUIPMENT LIST

[***]

PROJECT COST

[***]

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Confidential

Exhibit D - Ordering Process and Invoicing

1.	From time to time, Enzymotec will instruct the Manufacturer to purchase a specific quantity of Main Raw Material (“Purchased RM”) which will be used for the manufacture of the Product. Upon such instruction: (1) Enzymotec and the Manufacturer will calculate a Cost Sheet, (example of such Cost Sheet is attached hereto as Exhibit E) that will determine the estimated quantity and price of the Product to be produced by the Manufacturer from the Purchased RM. (2) Enzymotec will issue a written purchase order to Manufacturer, specifying, among others, the total quantity of the Product and the price per kilogram as calculated in (1) above, delivery date, the shipping address and payment terms including specifying the Advanced payment for RM(the “Purchase Order”, or “PO”). (3) Enzymotec will pay Manufacturer the cost of the Purchased RM as an advanced payment for Purchase Order, such costs being the price charged by the supplier of the Raw Materials with no mark-up (“Advanced Payment for RM”).

A Purchase Order will be binding upon Manufacturer immediately after the Advanced Payment for RM is paid by Enzymotec.

2.	At the delivery of each portion of the amount of Product ordered under a Purchase Order, Manufacturer will issue an invoice for the total quantity of the Product that is actually being shipped to Enzymotec at the price per kilogram as set forth in the Purchase Order.

3.	Enzymotec will deduct from the payment of each invoice the portion of the Advanced Payment for RM. This portion will be a percentage being calculated as follows:

Advanced payment for RM divided by the total amount of the PO.

4.	At the end of each month during the term of this Agreement, both parties will calculate the actual cost of all Products shipped to Enzymotec under the PO using the actual quantity of Main Raw Materials processed during that period. In case of a difference of more than [***]% between the actual cost of Products shipped to Enzymotec and the cost of Product calculated by parties upon placing the Purchase Order, a new calculation will be done and Enzymotec will amend the Purchase Order for the remainder quantity of Raw Materials not yet processed (the “Amended PO”) using the new calculated cost of Product. The following invoices for Product processed from the remainder quantity of the Purchased RM will include the new price of Product as specified in the Amended PO.

5.	After the total quantity of the Purchased RM has been processed, both parties will calculate the actual quantity and cost of Product produced from the Purchased RM and Manufacturer will issue an invoice or provide a credit note to Enzymotec for the difference.

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Confidential

Exhibit E – Cost Sheet – Marine Oil

The following materials and expenses will be part of the cost sheet and will not be charged as part of the advanced payment:

[***]

[***] will be charged and invoiced on a monthly basis and will not be part of the cost sheet.

[***] will be part of the cost sheet. Whether Manufacturer will receive payment terms of  less then 60 days from the [***] suppliers, the parties will decide on an additional advanced payment that will be between [***]% - [***]% (depending on the payment terms received). Nevertheless, the cost of the [***] will be calculated at the cost sheet as per their consumption and will not be as a consignment inventory.

(*) Future changes in process or use of different or additional materials will be coordinated between manufacturer and Enzymotec. The relevant exhibits will be adapted accordingly.

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Confidential

Exhibit F – Toll Processing Price – Marine Oil

The Toll Processing Price is set to US$[***] per 1 Kg of processed Krill Meal for the [***] only.

The Toll Processing Price is set to US$[***] per 1 Kg of processed Krill Meal for the [***].

The Toll Processing Price includes [***].

For avoidance of any doubt, it is herby agreed that the Toll Processing Price includes, among others, depreciation, manpower, energy cost, maintenance, etc.

Future changes in process which has impact on the processing cost will be coordinated between manufacturer and Enzymotec proportionately to the Toll Processing Price set forth in this Agreement.

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

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